ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684-5708

Certificate of Designation (PURSUANT TO NRS 78.1955)	Filed in the office of Ross Miller Secretary of State State of Nevada	Document Number 20070777332-28 Filing Date and Time 11/14/2007 11:39 AM Entity Number C19485-2002

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation
For Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:

General Steel Holdings, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation, this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

General Steel Holdings, Inc. a corporation organized and existing under the laws of Nevada (the “Corporation”), does hereby certify that, pursuant to authority conferred on the Board of Directors of the Corporation by the Amended and Restated Certificate of Incorporation of the Corporation (as the same may be further amended and/or restated from time to time, the “Certificate of Incorporation”) and in accordance with Section 78.1955 of the Nevada Revised Statutes, the Board of Directors of the Corporation duly adopted the following resolution establishing and creating a series of three million ninety two thousand and eight hundred ninety nine (3,092,899) shares of preferred stock, par value $0.001, per share, of the Corporation designated as “Series A Preferred Stock”.

RESOLVED, that pursuant to the authority conferred on the Board of Directors of the Corporation by the Certificate of Incorporation, a series of preferred stock, par value $0.001 per share, of the Corporation is hereby established and created, and that the designation and number of shares of the voting and other powers, preferences, and relative, participating, optional or other rights of the shares of such series, and the qualifications, limitations and restrictions thereof, are as follows:

(Additional pages attached.)

3. Effective date of filing (optional):	(must not be later than 90 days after the certificate is filed)

4. Officer Signature (Required):	X

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit the property fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

CERTIFICATE OF DESIGNATION
OF
SERIES A PREFERRED STOCK
OF
GENERAL STEEL HOLDINGS, INC.
(Pursuant to Section 78.1955 of the Nevada Revised Statutes)
[Continued, Page 2]

1. Designation and Number. There shall be a series of preferred stock, par value $0.001 per share, designated as “Series A Preferred Stock,” and the number of shares constituting such series shall be three million ninety two thousand and eight hundred ninety nine (3,092,899). Such series is referred to herein as the “Preferred Stock”.

2. Rank. As to payment of individual dividends and as to distributions of assets upon liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary (“Distributions”) all shares of Preferred Stock shall have superior rights to all of the corporation's shares of Common Stock, par value $0.001 per share (“Common Stock”).

3. Dividends. The holders of record of shares of the Preferred Stock shall be entitled to receive dividends only as, when and if such dividends are declared by the Board of Directors with respect to shares of Preferred Stock.

4. Voting Rights. The three million ninety two thousand and eight hundred ninety nine (3,092,899) Preferred Shares shall have an aggregate voting power of 30% of the combined voting power of the entire Corporation’s shares, Common Stock and Preferred Stock as long as the Corporation is in existence. No change of control or merger with or into another entity or reorganization of any kind shall be effected or implemented without the consent of the majority vote of the Preferred Stock. In addition, no other preferred shares or indebtedness of any kind shall be issued or incurred by the Corporation without the consent of the majority of the Preferred Stock.

5. Liquidation Payment. In the event of any distribution of assets upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, the holder of each share of the then outstanding Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets are capital, surplus or earnings, an amount equal to the consideration paid by him for each such share plus any accrued and unpaid dividends with respect to such shares of Preferred Stock through the date of such liquidation, dissolution or winding up (the “Liquidation Preference”), before any payments or distributions are made to, or set aside for, any other equity security of the Corporation. Neither a consolidation, merger or other business combination of the Corporation with or into another corporation or other entity nor a sale or transfer of all or part of the Corporation's assets for cash, securities or other property shall be considered a liquidation, dissolution or winding up of the Corporation for purposes of the paragraph 5.

6. Redemption. The Corporation shall have no rights to redeem Preferred Stock.

IN WITNESS HEREOF, General Steel Holdings, Inc. has caused this Certificate of Designation to be signed on its behalf by YU Zuo Sheng, its Chairman and Chief Executive Officer on this 15 day of August, 2007.